Exhibit 10.2

February 10, 2021

Brian Millham
c/o salesforce.com, inc. Re: Retention Agreement Dear Brian,
As we have discussed, in recognition of your over twenty years of service to salesforce.com, inc. (the “Company”) and your unique role as one of the original core founding members of the Company’s leadership team, and to ensure your continued service and loyalty to the Company, you and the Company have agreed to the following terms and conditions regarding your continued employment with the Company, all effective February 1, 2021 (the “Effective Date”).

I.Service
You and the Company agree that you will continue to serve as a full-time employee of the Company in your current role, or role of similar scope and level of responsibility, from and after the Effective Date and that it is currently your intent to continue in that role or equivalent role for at least four years from the Effective Date. In addition, following the cessation of your service as a full-time employee, you intend to continue to provide services as an advisor to the Company and its executive team.

II.Cash Compensation
From the Effective Date and for so long as you remain a full-time employee of the Company, you will receive a base salary at an annual rate of $900,000, which will be paid, less applicable withholdings, in accordance with the Company’s normal payroll procedures. In addition, effective as of the Effective Date your Gratitude bonus target shall be 100% of your base salary; provided that the Company reserves the right to modify the bonus plan in which you participate and the terms of any Company bonus plan from time to time. Your base salary and bonus target will be reviewed from time to time and at least annually, provided, however that for so long as you remain a full-time employee, your target annual cash compensation (including your annual base salary and bonus target) will be at least $1,800,000.

III.Cash Retention Bonus
In exchange for your agreement to remain employed by the Company, the Company hereby agrees to pay to you a one-time cash retention award in the amount of $10,000,000 which will be paid in equal annual installments of $2,500,000 per year on or about September 15 of each year from 2022 to 2025, subject to your continued employment through each such payment date.

Brian Millham February 10, 2021

IV.Retention Equity Grant
In exchange for your agreement to remain employed by the Company, the Company hereby agrees to award you, on or shortly following February 22, 2021, a one-time retention equity award in the form of a non-qualified stock option (the “Retention Grant”) granted pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Stock Plan”) and form of stock option agreement approved for use thereunder. The Retention Grant shall provide for the option to acquire a number of shares based on a value of $25,000,000 and the Company’s standard valuation method, which computes the number of shares subject to award by dividing the dollar value by the average closing sale price of one share of the Company’s common stock as reported on the New York Stock Exchange (“NYSE”) during the two calendar months preceding the month in which the option is granted and divided by the Company’s option conversion factor (which is based on the Company’s Black-Scholes option valuation). The Retention Grant will vest in accordance with the Company’s standard vesting schedule for options, which provides that options will vest with respect to 25% of the number of shares subject to the award on the first anniversary of the date of grant, with the remainder of the award vesting thereafter in 36 equal monthly installments. The exercise price of the Retention Grant will be the fair market value of the Company’s common stock on the date of the grant.

V.Annual Refresh Equity Grants
In exchange for your agreement to remain employed by the Company, the Company hereby agrees that during the Company’s annual equity award refresh program, for so long as you continue to be a full-time employee of the Company, your annual refresh grant will be based on a value of no less than $12,000,000 per year (until March 22, 2025). In addition, the Company hereby agrees that your annual refresh grants will be split each year evenly between non- qualified stock options (comprising 50% of the annual grant value) and restricted stock units (“RSUs”) (comprising 50% of the annual grant value). The annual equity refresh grants will be made pursuant to the terms of the Stock Plan (or any successor thereto) and the forms of award agreement approved for use thereunder, and will vest based upon the Company’s standard vesting schedule, which, for options, is described above, and for RSUs provides that 25% of the award vests on the first anniversary of the grant date, and the balance vests in equal installments over the following 12 quarters. The number of shares subject to the options and RSUs granted as part of the annual refresh grants will be determined by the Company’s standard valuation method, which, for options, is described above and for RSUs is the dollar value divided by the average closing sale price of one share of the Company’s common stock as reported on the NYSE during the two calendar months preceding the months in which the RSUs are granted.

For the avoidance of doubt, if you cease to be a full-time employee of the Company for any reason, you will no longer be eligible for annual refresh grants from and after the date of cessation.

Notwithstanding the forgoing, the Company reserves the right to (i) change the method for determining the number of shares subject to the options and RSUs granted as part of the annual refresh grants and (ii) to the extent the value of an annual refresh grant exceeds $12,000,000, change the form of equity awards granted to you as part of the annual refresh program in excess of $12,000,000 (including allocating some or all of such excess value to performance-based RSUs), in each case, in the event that you become or are designated as a Section 16 Officer of

Brian Millham February 10, 2021

the Company, to align your annual equity refresh grants with the Company’s other Section 16 Officers.

VI.Special Founder Retirement Benefit
In recognition of your unique role and tenure with the Company, so long as you remain a full- time employee of the Company through February 1, 2025, you may, at your election, transition at that time from a full-time employee to a non-employee advisor of the Company (an “Advisor”) on such terms and conditions as are consistent with the terms described in this paragraph and as may otherwise be mutually agreed at the time of such transition. If you become an Advisor pursuant to this section, your then-outstanding options and RSUs will continue to vest during the entirety of your service as an Advisor (such period the “Advisory Period”), subject to your compliance with the conditions described herein (all unvested performance-based RSUs will, in all cases, be forfeited immediately upon the cessation of your full-time employment with the Company). Any options or RSUs that remain outstanding and unvested upon the expiration or termination of your Advisory Period would be forfeited at that time.

The terms of any advisory arrangement entered into pursuant to this section shall include a standard no conflicting obligations clause, standard confidentiality clauses and a reaffirmation of your Employee Inventions and Proprietary Rights Assignment Agreement. In addition, the minimum length of the Advisory Period will be three years. You will not be entitled to any other remuneration for your services as an Advisor other than continued vesting of your equity awards as described herein.

VII.Termination Without Cause
For the avoidance of doubt, you and the Company acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. As your employment remains at- will, the Company may terminate your employment at any time, with or without cause.
Notwithstanding the forgoing, in the event of a termination of your employment by the Company without Cause (as defined under the Stock Plan), you will be eligible for the Company’s U.S. Severance Plan, which includes cash severance and benefits continuation, and your outstanding and unvested options and RSUs (but not any outstanding performance-based RSUs) will remain outstanding and continue to vest for a period of three years from the date of such termination in accordance with their existing vesting schedules, subject to your compliance with the terms of the U.S. Severance Plan and any post-employment or otherwise continuing obligations to the Company (including, but not limited to, any applicable confidentiality covenant and the covenants in the Employee Inventions and Proprietary Rights Assignment Agreement that you signed with the Company).

VIII.Entire Agreement
This Agreement represents the entire agreement and understanding between the Company and you concerning your retention arrangement with the Company, and supersedes and replaces any and all prior agreements and understandings with respect to your retention arrangement with the Company. Nonetheless, for the avoidance of doubt, this retention award will have no impact on your Fiscal Year 2022 Performance Bonus as outlined to you in a letter dated February 1, 2018 and modified in your compensation letter of September 2020.

Brian Millham February 10, 2021

IX.No Oral Modifications
This Agreement may only be amended in a writing signed by you and the Company’s General Counsel, Chief Legal Officer, or in their absence, the highest-ranking corporate governance legal officer.

X.Section 409A
It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and you will work together in good faith to consider either (i) amendments to this Agreement, or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A.

XI.Governing Law
This Agreement shall be governed by the laws of the State of California, without regard to choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

XII.Counterparts
This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Brian Millham, an individual

Dated:            /s/ Brian Millham

SALESFORCE.COM, INC.

Dated:        By:    /s/ Brent Hyder